RESIGNATION AGREEMENT

         This Resignation Agreement (the "Agreement") is entered into on March 3, 2000 by and between IGO CORPORATION (the "Company"), and LOU BORREGO ("Employee").

         WHEREAS, Employee has been employed by the Company and has been an officer of the Company; and

         WHEREAS, Employee has decided to resign for personal reasons and such resignation by Employee is on the most amicable of terms; and

         WHEREAS, the Company and Employee have mutually agreed to resolve all matters between them in connection with Employee's termination of his employment relationship with the Company and to release each other from claims arising from or related to the employment relationship to the extent set forth herein;

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. RESIGNATION. The Company and Employee acknowledge and agree that Employee resigned as an employee and officer of the Company effective March 1, 2000 (the "Resignation Date"). Notwithstanding the foregoing, Employee agrees that he will be available to assist the Company telephonically by answering questions if needed through June 1, 2000, PROVIDED that such involvement by Employee does not interfere with seeking other employment or his employment elsewhere.

         2. CONSIDERATION. In consideration for the release of claims set forth below and Employee's other obligations under this Agreement, the Company shall pay Employee one lump sum payment of $27,500.00 (less applicable tax withholdings). The Company shall pay such amount to Employee on the effective date of this Agreement. Employee will not be entitled to receive any other severance or bonus payments from the Company.

         3. STOCK VESTING. During the course of Employee's employment with the Company, Employee exercised all of his vested and unvested options under the Company's 1996 Stock Option Plan. The Company shall repurchase any unvested shares as of August 1, 2000 from Employee. Such unvested shares shall consist of 31,258 shares at the repurchase price of $0.20 each (based on Employee's original purchase price for such shares), and 15,001 shares at the repurchase price of $0.0445 each, for total consideration of $6,919.14. The Company shall pay such amount to Employee on the effective date of this Agreement. The Company waives any right it has to repurchase any shares that Employee has exercised other than the 46,259 shares to be repurchased pursuant to this Agreement. Share certificate(s) representing all of Employee's shares, other than (a) shares which are being repurchased hereunder and (b) shares previously certificated and delivered to Employee or his stockbroker, shall be delivered to the Employee on or before March 31, 2000.

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

         4. BENEFITS.

                  (a) Employee's right to receive the Company's standard insurance benefits and to participate in other Company benefit programs shall terminate on February 29, 2000 (the "Benefits Termination Date").

                  (b) Following the Benefits Termination Date, Employee shall have only those rights to continued coverage that may be provided by applicable law (i.e. rights to maintain coverage for the remainder of the one-year period following termination under COBRA) or as may be otherwise specifically provided for in the Company's existing insurance coverage.

                  (c) Resignation. The Company shall pay Employee for accrued but unused vacation time through the Resignation Date. This time totals 69.58 hours and equates to $3,680.09. The Company shall pay such amount (less applicable tax withholdings) to Employee on the effective date of this Agreement.

         5. RELEASE OF CLAIMS. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that either of them may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement including, without limitation:

                  (a) any and all claims relating to or arising from Employee's employment relationship with the Company and termination of that relationship;

                  (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, and any and all claims relating to, or arising from, the Company's right to repurchase stock from the Employee;

                  (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

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

                  (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, and the Age Discrimination in Employment Act of 1967;

                  (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

                  (f) any and all claims for attorneys' fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. NOTWITHSTANDING THE FOREGOING, THIS RELEASE DOES NOT EXTEND TO ANY OBLIGATIONS INCURRED UNDER THIS AGREEMENT OR TO BREACHES OF THIS AGREEMENT OR OTHER AGREEMENTS BETWEEN THE COMPANY AND EMPLOYEE, INCLUDING, WITHOUT LIMITATION, THE EMPLOYEE'S SIGNED EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT AND INDEMNIFICATION AGREEMENT ATTACHED HERETO RESPECTIVELY AS EXHIBIT A AND EXHIBIT B, THAT MAY ARISE AFTER THE RESIGNATION DATE.

         6. CONFIDENTIALITY. The parties agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement. Notwithstanding the foregoing, the Employee shall be permitted to discuss the provisions of this Agreement in confidence with his attorneys, accountants, tax advisors and spouse or when required to do so by court or government agency order or subpoena and the Company shall be permitted to disclose the existence and contents of this Agreement to the extent necessary, on the advice of counsel, to comply with its obligations under applicable law, rules or regulations.

         7. NON-SOLICITATION. Employee agrees that until one year after termination of Employee's employment with the Company, he will not directly or indirectly solicit or attempt to solicit any person employed by the Company to terminate or otherwise cease his or his employment with the Company or interfere in any manner with the contractual or employment relationship between the Company and any customer, vendor or employee of the Company.

         8. NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the separate Employment, Confidential Information, Invention Assignment, and Arbitration Agreement previously entered into between the Company and the Employee, a copy of which is attached hereto as EXHIBIT A. Employee agrees that at all times hereafter, Employee shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act or collusion of Employee. Employee further agrees that he will immediately return all the Company's property and confidential and proprietary information in his possession to the Company.

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

         9. BREACH OF THIS AGREEMENT. Employee acknowledges that upon breach of the non-solicitation and confidential and proprietary information provisions contained in Sections 7 and 8 of this Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement.

         10. NON-DISPARAGEMENT. Each party agrees to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other. The Company agrees not to represent the nature of Employee's departure from the Company as any form of involuntary termination.

         11. NO RELIANCE. Each party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

         12. COSTS AND FEES. The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with the review, negotiation and execution of this Agreement. However, in any action to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover from the other party his or its costs and reasonable attorneys' fees and other expenses.

         13. SEVERABILITY. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired thereby, and that provision shall be reformed, construed and enforced to the maximum extent permissible, provided that this Agreement shall not then substantially deprive either party of the initially bargained-for performance of the other party. Any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

         14. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

         15. NO ORAL MODIFICATION. This Agreement may only be amended in writing signed by Employee and the President of the Company.

         16. GOVERNING LAW AND VENUE. This Agreement shall be governed by the laws of the State of Nevada and any action brought to enforce the terms and conditions of this Agreement shall be brought in the appropriate state or federal court in Reno, Nevada.

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         17. EFFECTIVE DATE. THIS AGREEMENT SHALL BE EFFECTIVE ON THE DATE FIRST
WRITTEN ABOVE.

         18. COUNTERPARTS AND FACSIMILE SIGNATURE(S). This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered originally by facsimile, with an original to follow.

         19. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

                  (a) They have read this Agreement;

                  (b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

                  (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

                  (d) They are fully aware of the legal and binding effect of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.




IGO CORPORATION                                      EMPLOYEE:


By:   /S/ MICK DELARGY                               /S/ LOU BORREGO
      --------------------                           -----------------------
                                                     Lou Borrego

Title:         CFO                                   Dated: March 3, 2000
      --------------------

Dated: March 3, 2000


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